UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 8, 2015 (June 8, 2015)

KALLO INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53183
(Commission File No.)

675 Cochrane Drive
West Tower, Suite 630
Markham, Ontario
Canada   L3R 0B8
(Address of principal executive offices and Zip Code)

(416) 246-9997
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     REGULATION FD DISCLOSURE.

On June 8, 2015, we announced that Mr. Cecil recently visited Guinea at the invitation of His Excellency, President Alpha Conde, to refine delivery schedules for the current MobileCare Supply contract and expand Kallo's on-going role as a key strategic partner to support Guinea in continued expansion of its  healthcare delivery infrastructure.

            Hon. Dr. Rémy Lamah, Minister of Health and Public Hygiene, confirmed by letter of April 14, 2015, the selection of Kallo, in addition to its role as supplier pursuant to the MobilCare Supply Contract, to design and build specialized hospitals in the regions of Conakry, Kindia, Labe, Kankan and Nzerekore, and asked Kallo to mobilize it's technical teams for site visits to engage in preliminary studies for the construction of these hospitals.

Progress on plans for delivery of the MobileCare, RuralCare and DialysisCare programs in Ghana was delayed when the Cabinet was restructured. The new Minister of Health, Hon. Alex Segbefia, sworn in on May 18, has expressed keen interest to resume implementation plans for delivery of these programs.

Kallo has also been invited to present its healthcare delivery platforms to the Republic of Cameroon. At the invitation of Hon. Minister Andre Mama Fouda, Ministry of Public Health,  Mr. Cecil will conduct a stakeholder workshop from June 8 to 12 to establish a framework for development of an integrated primary care healthcare delivery platform for the Republic of Cameroon.

The Kallo Integrated Delivery System (KIDS) is the fastest and most efficient system for building or expanding primary care infrastructure in developing countries and to facilitate delivery of immunization programs, monitoring, containment and management of communicable and infectious diseases such as Ebola and Malaria.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits	Document Description

99.1	Press Release dated June 8, 2015
99.2	Letter from Ministry of Health

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 5th day of June, 2015.

KALLO INC.

BY:	JOHN CECIL
John Cecil CEO & Chairman